Exhibit 10.3

Executive Waiver and Release Agreement Name: Joseph R. Hinrichs

1.	Separation of Employment

Ford Motor Company (“Ford” or the “Company”) and I have reached a mutual agreement that, pursuant to the below mutually satisfactory terms, my employment with Ford shall terminate as of March 1, 2020 (“Separation Date”). After February 7, 2020, I will perform my employment duties on an as needed basis and as directed by Ford until the Separation Date.

I shall continue to be compensated at my current annual salary until the Separation Date, provided, however, if I commence full-time employment with another employer at any time prior to the Separation Date, I will from that time forward cease to receive compensation from Ford. I agree and acknowledge that I would not otherwise be entitled to continued employment through the Separation Date as described in this paragraph but for my execution of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Ford terminates my employment for Cause prior to the Separation Date, Ford shall have no further obligations to me hereunder. For purposes hereof, “Cause” means (i) my conviction of or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude, (ii) willful misconduct or gross negligence in providing services to Ford, (iii) my violation of any securities laws or regulations, (iv) my violation of any other laws that could negatively impact my ability to provide services to Ford, or (v) my violation of any of my obligations hereunder, or any conduct contrary to or in breach of my representations and warranties set forth in Paragraph 6.

2.	Separation Benefits

In exchange for the consideration set forth herein, the sufficiency of which I hereby acknowledge, and subject to my execution of, and continued compliance with, this Waiver and Release Agreement (the “Agreement”):

a)
Upon my retirement from Ford and as of the Retirement Date, I will be eligible to participate in Ford’s 2017 Select Retirement Program (“SRP”). I acknowledge and agree that I would not otherwise be entitled to participate in the SRP but for my execution of this Agreement. This Agreement is not a retirement application. To start my SRP benefits, I understand that I must separately submit a completed retirement application. If I do not, my retirement benefits may be delayed.

b)	I will receive severance pay, subject to applicable taxation, in an amount equal to two years of my annual salary, as of February 1, 2020, payable as follows:

(i)
A lump sum payment in an amount equal to the first six months of pay to be paid on, or as soon as reasonably practicable after, the first day of the seventh month following the Separation Date, without interest; provided that, if I obtain other employment within the first six months after the Separation Date, the lump sum payment will be in an amount equal to the number of months of pay between the Separation Date and the date on which I obtain other employment and I will not be entitled to any other payments under this Section 2.b); and

(ii)
The remaining eighteen months of pay to be paid in equal monthly installments commencing on, or as soon as reasonably practicable after, the first day of the seventh month following the Separation Date; provided the monthly payments will cease if I obtain other employment within two years of the Separation Date.

c)
If an award under the Annual Incentive Compensation Plan (“AICP”) is paid for 2019, I will be eligible to be considered for receipt of a full 2019 AICP discretionary award(s) commensurate with my Leadership Level, as adjusted for individual and corporate performance. If an award under the AICP is paid for 2020, I will be eligible to be considered for receipt of a 2020 AICP discretionary award(s) commensurate with my Leadership Level, as adjusted for individual and corporate performance, pro-rated to reflect the number of full months I worked during 2020, in accordance with the terms of the AICP.

d)	The treatment of unvested stock awards, including those still in the performance period, and stock options are described in Exhibit A.

e)	I will receive Company paid executive search services until I obtain other employment, for up to 12 months, beginning in February 2020.

f)	I will receive other benefits in accordance with the terms set forth in Exhibit A hereto. Plan documents shall govern the terms of the benefits contained in Exhibit A.

I understand that in order to receive the consideration described in this Section 2, I am required to (i) sign this Agreement and return the document to Kiersten Robinson, Chief Human Resources Officer, no later than February 19, 2020 at 2:00pm Eastern Time, and (ii) no earlier than my Separation Date, and no later than March 11, 2020, sign and return Exhibit B to this Agreement (the “Second Release of Claims”) to Kiersten Robinson. I further understand that I will not be entitled to the consideration in this Section 2 if I fail to timely execute or revoke the Second Release of Claims, and that I shall forfeit any unpaid consideration described in this Section 2, and shall be obligated to repay any consideration paid pursuant to the terms of this Section 2 after I execute this Agreement. I understand that my employment at Ford will end upon my Separation Date and this Agreement will remain in effect, whether or not I choose to sign and not revoke the Second Release of Claims.

3.	Release of Claims

In consideration of the benefits described herein, I unconditionally and irrevocably waive, abandon and release any and all rights or claims of any kind (including all claims that relate to my employment or termination of employment) that I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, its affiliates or subsidiaries, respective officers, directors, board members, agents or employees, and the employee benefit plans sponsored by the Company, and their fiduciaries (the “Released Entities”).

Furthermore, I represent that (a) I have not sustained any injuries during the time of my employment which are compensable as part of a workers’ compensation claim, and (b) as of the date of my execution of this Agreement, I am not aware of any non-compliance by the Released Entities with, or their potential violation of, any federal or state statute, regulation, other administrative guidance, or common law doctrine, including but not limited to non-compliance or potential violation of any statute, regulation, guidance, or common law doctrine regarding discrimination on the basis of age, sex, race, national origin, religion, or other protected status. I understand that the Company has relied on these material representations in determining the amount of the benefits described herein and deciding to enter into this Agreement. Except as provided in Paragraph 4 below, I agree not to start any proceedings of any kind against the Released Entities relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

•
Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Federal Rehabilitation Act of 1973, which prohibits discrimination in employment on the basis of handicap; the Americans with Disabilities Act, which prohibits discrimination in employment on account of disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

•
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, as amended, which among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

•
Any other laws, such as any federal, state or local laws or regulations, or any common law doctrines related in any way to employment, employment discrimination, or workers compensation benefits, any federal, state or local law enforcing employment contracts, either express or implied or requiring an employer to deal with employees fairly and in good faith, and any other federal, state, or local laws providing recourse for alleged defamation, slander, libel, fraud, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional infliction of emotional distress.

4.	Rights or Claims That Survive

I do not waive or release any rights or claims I may have that arise solely from actions taken after this Agreement is signed or any rights or claims that are not permitted by law to be waived or released, such as workers’ compensation claims. I also do not waive and release any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to my Separation Date. Rights or claims that the Company may have against me also survive. Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency. I also understand that nothing in this Agreement or any other agreement or document prohibits me from voluntarily communicating, without notice to or approval by the Company, with any federal, state, or local government agency (including law enforcement) about a potential violation of a federal, state, or local law or regulation. Nothing in this Agreement or any other agreement or document prohibits me from cooperating or participating in any investigation or proceeding conducted by a federal, state, or local government agency charged with enforcement of any law. However, to the extent an action or proceeding may be brought by any government agency with respect to any alleged acts or omissions prior to my execution of this Agreement, I expressly acknowledge and agree that I have relinquished any entitlement to, and will not accept, any form of monetary damages or any other form of relief in connection with any such action or proceeding. Nothing in this Agreement shall prevent me from disclosing factual information regarding any discrimination, harassment, retaliation, or other unlawful employment practices I may claim to have experienced or witnessed at Ford.

5.	Confidential Information

In consideration of the benefits described herein, I agree to keep secret and forever hold in strictest confidence, and shall not, furnish, make available or disclose to any third party or use for my benefit or the benefit of any third party, any Confidential Information. By way of example and not limitation, I agree and acknowledge that this duty includes the duty to not share or disclose Confidential Information with any director or member of any board on which I sit. As used in this Agreement, Confidential Information means any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, cycle plans, strategies and information, databases and information systems, analyses, profit margins, comparative or futuring studies, information relating to litigation and other disputes, public relations strategies, or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or becomes known in the industry through no wrongful act on my part. I acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

I acknowledge and agree that my promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if I break my promise and that the Company may not have an adequate remedy at law if I break or threaten to break my promise. Accordingly, I agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible in a court of competent jurisdiction. I agree to promptly pay the Company liquidated damages in an amount equal to the value of the consideration described herein if I break my promise and divulge Confidential Information, and any unpaid consideration shall be forfeited. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove.

Furthermore, I agree to abide by any ongoing duties I owe to the Company which inure to the benefit of the Company, whether legal or contractual in nature, which by their terms extend beyond the duration of my employment (such as ongoing duties to reasonably assist the Company in securing its intellectual property), to the extent they are not inconsistent with the provisions of this Agreement.

With respect to my obligations to maintain in confidence any and all confidential and/or trade secret information of the Company, I understand that the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), provides me with immunity from criminal or civil liability under any federal or state trade secret law for my disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding and the document is filed under seal so that it is not disclosed to the public.

6.	Representations and Warranties

I hereby represent and warrant that I have not breached my duties of confidentiality or loyalty to the Company, whether contractual or legal in nature (including the duty to not make any disparaging statements and the duty to comply with all securities laws and regulations), as of the date of execution of this Agreement.

In the event that it is discovered at any time that I have breached or threatened to breach any such obligation, either before or after the execution of this Agreement, I agree to promptly pay the Company liquidated damages in an amount equal to the value of the consideration described herein, and any unpaid consideration described herein shall be forfeited. In addition, in the event that I disparage or threaten to disparage, the Company (either before or after this Agreement is executed), or it is discovered that I disparaged the Company during my employment, I agree that such conduct shall be grounds for “for cause” termination of my employment pursuant to Paragraph 1, and I agree to promptly pay liquidated damages to the Company in an amount equal to the value of the consideration described in Paragraph 2 and any unpaid consideration described herein shall be forfeited.

However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove. Nor shall anything contained herein be construed as prohibiting the Company from pursuing any other remedies available to it under other Company agreements and plans applicable to me.

7.	Non-Compete and Non-Solicitation Agreement

In consideration of the benefits described herein, I also agree that until my Separation Date, and for a period of two (2) years immediately following my Separation Date, I shall not, directly or indirectly, work for or associate with any business that competes in trade or commerce with Ford, its subsidiaries or its affiliates, whether individually or as an owner, partner, agent, employee, consultant, or otherwise. I acknowledge and agree that such competitive business includes any dealership or other entity that sells or markets vehicles or other products and/or services that compete with Ford, its subsidiaries or its affiliates. I further agree to refrain until my Separation Date, and for two (2) years following my Separation Date, from taking any action that will cause the termination or interference of existing business relationships between or among

Ford, its subsidiaries or its affiliates, on the one hand, and any of their customers or suppliers with whom I had direct or indirect contact while working for Ford, on the other. I further agree that Ford and its subsidiaries and affiliates have invested substantial time and effort to identify, recruit, and train their personnel and that, until my Separation Date and for a period of two (2) years following my Separation Date (“Restricted Period”), I will not, either directly or indirectly, on my behalf or on behalf of any other person or entity, in any capacity, recruit, solicit for hire, or hire or assist others in recruiting, soliciting for hire or hiring any person who is or during the Restricted Period becomes an employee, agency employee, contract employee or consultant of Ford or any of its subsidiaries or affiliates.

In the event that I breach the provisions of this Paragraph 7, I will be required and agree to promptly repay the full amount of consideration provided to me under Paragraph 2. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including an injunction and/or the recovery of any damages which it is able to prove.

8.	Return of Company Materials Upon Termination; Resignation from Boards

I acknowledge that all written and/or electronic materials or documents containing Confidential Information prepared by me or coming into my possession because of my employment with the Company is and shall remain the property of the Company. I agree to make reasonable efforts to identify and locate all such written materials or documents in my possession, custody or control and return to the Company all such items in my possession, together with all copies of such items, and any other Company property, equipment, or materials, upon execution of this Agreement. By my execution of this Agreement, I hereby certify that I have or will have complied with this paragraph by the date that I execute this Agreement.

Thereafter, and until the Separation Date, the Company will, in its discretion, make available to me such Confidential Information (or other Company information) that it considers necessary for my performance of my employment responsibilities. I will identify and return such information and any other Company property, equipment, or materials to the Company (in the manner described above) upon request, and in any event will do so upon the Separation Date.

I further agree that by signing this Agreement, I also hereby resign immediately from any other board of any related, subsidiary, or affiliate entity of Ford.

9.	Business Reputation

I acknowledge that the business reputation of the Company is a valuable asset. I agree that I shall take no action which can be deemed to be inimical to the best interests of the Company, including but not limited to: publishing material that disparages the Company, participating in interviews disparaging the Company or taking action in any other manner or way disparaging the Company. I acknowledge and agree that such inimical conduct includes any statement or conduct on social media or in any other forum that may tend to disparage or demonstrate disapproval for the Company and/or its subsidiaries or affiliates, such as “liking” a social media post critical of the Company or posting a comment on my account, or on someone else’s post, disparaging the Company, as well as any negative, disparaging, disapproving or dismissive language in any email or other communication in response to or regarding any inquiry or discussion, public or private, regarding my employment with the Company or departure therefrom. In the event that I take an action that is deemed to be inimical to the best interests of the Company, I agree to promptly pay liquidated damages to the Company in an amount equal to the value of the consideration described in Paragraph 2 and any unpaid consideration described herein shall be forfeited. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove.

10.	Legal Proceedings and Cooperation

I agree that I will, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any pending or future investigation (including internal investigation), litigation or proceedings in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information which the Company deems relevant to said litigation, investigation, or proceedings including, but not limited to, acting as the Company’s representative or on behalf of the Company in any said investigation, litigation, or proceedings. I further agree that I will, without the necessity for subpoena, provide in any jurisdiction in which the Company requests, truthful testimony relevant to said investigation, litigation, or proceedings.

I further agree to notify the Company within a reasonable period of time should I learn of a subpoena or other court order requiring my participation in any legal proceeding relating to or stemming from my employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which I must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

11.	No Reapplication or Rehire

In consideration of the promises made by the Company in the Agreement, and to the fullest extent permitted by law, I recognize and promise that I will not seek or accept employment or direct independent contractor status with Ford Motor Company, or any Released Entities in any capacity; I will not work on any Ford Company related business through outside vendors; and I will not perform work on Ford Motor Company premises. The Company and I agree that this provision is not intended to prohibit me from accepting employment or independent contractor status with a vendor of Ford Motor Company, or having an ownership interest or leadership management role with such a vendor, so long as I do not personally work on, and am not involved in, any aspect of the vendor’s business that is related to Ford Motor Company. Neither Ford Motor Company, nor any of the Released Entities, have any obligation to hire me or to do business with any vendor that I am associated with as an owner or employee. I further agree that this paragraph of the Agreement is sufficient legal grounds for denying employment and/or termination of employment, and will constitute a legitimate, non-discriminatory, non-retaliatory reason for Ford Motor Company and/or any other Released Entity to terminate my employment, and Ford Motor Company and/or any other Released Entity will have the absolute right to terminate such employment.

12.	Enforceability and Interpretation

If any provision of this Agreement is found to be unenforceable, all other terms shall be considered separate and independent from the other provisions of this Agreement. The invalidity of any one provision shall not affect any other provision of this Agreement. This Agreement shall be governed by the laws of the State of Michigan, excluding its choice of law provisions. It is expressly understood and agreed that although I consider the restrictions contained in Paragraph 7 to be reasonable, if a final determination is made that the time or scope or any other restriction contained in Paragraph 7 is an unenforceable restriction against me, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and scope and to such other extent as is determined or indicated to be reasonable and enforceable. Alternatively, if it is determined that any restriction contained in Paragraph 7 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Furthermore, both parties agree that the provisions of this Agreement are the only provisions governing employee’s termination of employment with the Company and waiver and release of any and all claims against the Company, that this agreement supersedes all such prior agreements, and that these provisions of this Agreement can only be modified by a written agreement.

13.	Dispute Resolution and Class Action Waiver

a)
In the event that any dispute arises about the validity, interpretation, effect or alleged violations of this Agreement, or about any matter that may arise between me and the Company in the future (other than claims for benefits under any Employee Benefit Plan), except as set forth in Paragraph 7, the parties agree to submit the dispute to final and binding arbitration in Michigan before an experienced employment arbitrator licensed to practice law in Michigan and selected in accordance with the American Arbitration Association rules applicable to employment disputes. The arbitrator may not modify or change this Agreement in any way.

b)
The arbitrator shall have the authority to resolve all arbitrable claims with finality, in accordance with the arbitration rules. The arbitrator shall have the exclusive authority to resolve any disputes about whether a claim is arbitrable, except that only a civil court of competent jurisdiction may resolve a dispute regarding the scope or enforceability of Section 13(c).The arbitrator will not have authority or jurisdiction to decide class certification or representative action issues.

c)
Class Action Waiver. I shall not institute or participate in, and the arbitrator shall not have the authority to hear an arbitrable dispute on a class, collective, consolidated, or representative basis, nor shall the arbitrator have the authority to grant class-wide relief, relief on a consolidated basis, or other relief extending beyond the individual claimant. I understand that both Ford and I are waiving our rights to bring (or join, participate, or intervene in) any claim, controversy, or dispute covered by this arbitration provision as a class, collective, or other representative action. If a court of competent jurisdiction determines that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable, the remainder of this Agreement shall remain in full force and effect.

If both (1) the dispute is filed as a class, collective, or representative action and (2) a court finds the class action waiver, or a portion thereof, unenforceable, then the parties agree that any claims as to which this class action waiver are enforceable shall be resolved by arbitration prior to litigation of the claims to which the class action waiver was deemed unenforceable. The parties agree that the claims to which the class action waiver was deemed unenforceable shall be stayed pending resolution of the claims subject to arbitration.

d)	I agree to pay my attorney’s fees and the expenses for any witnesses that support my position. I understand that the Company will pay all expenses of the arbitration, including required travel and other expenses of the arbitrator, AAA representatives, and any witness produced at the direction of the arbitrator, as well as the costs relating to any proof produced by the Company at the direction of the arbitrator, unless the arbitrator directs otherwise in the award as provided for in the Administrative Fee Schedule. Arbitration in this manner shall be the exclusive remedy for any arbitrable dispute. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.

e)
Notwithstanding the agreement to arbitrate as set forth in this Section, the parties shall have the right, before, during or after any arbitration proceeding, to obtain equitable remedies available in a court of competent jurisdiction under applicable statutes and court rules. Any such claim or judicial proceeding shall be filed in a state or federal court located in Wayne County, Michigan. I expressly consent to the personal jurisdiction of the state and federal courts located in Wayne County, Michigan for any lawsuit filed there against me by the Company arising from or related to this Paragraph 13. Any such proceeding or claim shall be governed by Michigan law, without regard to Michigan choice-of-law principles. The institution of any suit permitted by this paragraph shall not constitute a waiver of the agreement to arbitrate as set forth in this paragraph.

f)
The agreement to arbitrate as set forth in this Paragraph does not apply to any claims regarding the provision of benefits under any Employee Benefit Plan (the “Plan”). In order to make a claim for benefits under any Plan, I understand that I must first exhaust my administrative remedies under the procedures set forth in the Plan and as established by the Plan Administrator. Once I have exhausted my administrative remedies, if I wish to challenge any administrative denial further, I may only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan to the extent permitted under the Plan. The institution of any suit permitted by this paragraph shall not constitute a waiver of the agreement to arbitrate as set forth in this Paragraph.

g)
This Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) (“FAA”). Ford and I expressly agree that this Agreement shall be governed by the FAA, even in the event I am otherwise exempted from the FAA, and expressly agree that any disputes in this regard be resolved exclusively by an arbitrator.

14.	Informed Consent I acknowledge that:

•	I have carefully read this Agreement and have had a reasonable period of time in which to consider the Agreement;

•
I fully understand what the Agreement means, and I am entering into it voluntarily, of my own free will, without coercion or duress, and with the full understanding of the significance and binding effect of this Agreement;

•	I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Agreement and the Company strongly recommends I do so;

•
I am receiving valuable consideration in exchange for my execution of this Agreement in the form of the consideration described herein that exceed the consideration I would be entitled to if I quit or was terminated and did not execute this Agreement;

•
If I materially violate any of my duties to the Company, or engage in any material misconduct, before my anticipated separation from the Company, the Company may in its sole discretion revoke this Agreement, rendering this Agreement null and void;

•
If, after being offered the opportunity to execute this Agreement but before this Agreement becomes effective, I separately quit or am terminated from my employment with Ford, the Company may in its sole discretion revoke this Agreement, rendering this Agreement null and void;.

•	I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Agreement except for those terms set forth in this Agreement; and

•
I understand that, in deciding to enter into this Agreement, the Company has relied upon representations made by me herein, including without limitation those in paragraphs 6 and 9, each of which are hereby made material. I further understand that, should the Company discover that any such representation is false or inaccurate before the Effective Date, the Company may in its sole discretion revoke this Agreement, rendering this Agreement null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, I voluntarily agree to the terms and conditions of this Agreement.

By:	/s/ Joseph R. Hinrichs	2/18/2020
	Joseph R. Hinrichs	Date

Ford Motor Company:

By:	/s/ Kiersten K. Robinson	2/21/2020
	Kiersten K. Robinson	Date
Title:	Chief Human Resources Officer

EXHIBIT A
Joe Hinrichs – Retirement Benefits Summary

Effective Dates	Ford Service Date: 12/01/2000 Last Day Worked: 2/29/2020 Retirement Effective Date: 3/1/2020
Termination Type	Regular Early Retirement w/ SRP
Compensation
AICP Bonus Payment
Pending Compensation Committee approval:
•    Eligible for full payment in 2020 for 2019
•    If a bonus is paid for the 2020 performance year, eligible for a pro-ration (2/12 months); assuming a 3/1/2020 retirement date; paid March 2021.

Performance-Based Restricted Stock Units (PB-RSU)
Employee must be active at least 6 months subsequent to grant date in order to retain the grant. All vested grants are retained.

Pending Compensation Committee approval, granted, unvested PB-RSU awards still within their performance period will be retained and settled on the normal lapse/settlement date. The final award of the initial grant will be determined by the Compensation Committee at the end of the performance period and may be pro-rated for months worked. Awards falling into this category are as follows:

2019 Annual PB-RSU Grants (2019-2021 performance period)
•    The final award of your initial grant will be determined by the Compensation Committee at the end of the performance period.
•    The final PB-RSU awards will settle in 2022.

2018 Annual PB-RSU Grant (2018-2020 performance period)
•    The final award of your initial grant will be determined by the Compensation Committee at the end of the performance period.
•    The final PB-RSU award will settle in March, 2021.

2017 Annual PB-RSU Grant (2017-2019 performance period)
•    The final award of your initial grant will be determined by the Compensation Committee at the end of the performance period.
•    The final PB-RSU award will settle in March, 2020.

Time-Based Restricted Stock Units (TB-RSU)
Employee must be active at least 6 months subsequent to grant date in order to retain the grant. All vested grants are retained.

Pending Compensation Committee approval, granted, unvested TB-RSU awards will be retained and settled on the normal lapse/settlement date. Your awards falling into this category are as follows:

•    2019 LTIP - TB-RSU: final tranche un-restricts March 2022.
•    2018 LTIP - TB-RSU: final tranche un-restricts March 2021.
•    2017 LTIP - TB-RSU (annual): final tranche un-restricts March 2020.
•    2017 LTIP - TB-RSU (incentive): final tranche un-restricts May 2020.

Stock Options
The following terms apply:
•    Options granted before retirement continue to vest and may be exercised (subject to waiting period requirements) during the remaining term of the options.
•    Incentive Stock Options (ISOs) must be exercised within three months of the retirement date to preserve their favorable tax treatment (capital gains taxation upon sale of shares held at least 12 months). ISOs exercised more than three months after retirement date (or those that are not exercisable within those three months) will lose their favorable tax treatment, and the value realized as a result of exercise will be taxed as ordinary income (like non-qualified option exercises).

Joe Hinrichs – Retirement Benefits Summary

Health Care
Medical Plan and Prescription Drug Coverage	Eligible for retiree medical plan with premium deductions from the pension check until age 65 when Medicare eligible. Prescription coverage included with the medical plan until age 65.
Dental Plan	Eligible for retiree dental plan with premium deductions from the pension check until age 65 when Medicare eligible.
Health Savings Account
May continue to submit claims for qualified medical expenses until HSA is depleted. The Company will continue to pay account maintenance fee until such time as the Health Savings Account (both Bank Account Option and the Mutual Fund Option) balance is less than $25.00.

Health Reimbursement Arrangement (HRA)
Retiree & spouse will be enrolled in Health Reimbursement Arrangement (HRA) at age 65; Company contributions of $1,800 per person annually (pro-rated first year) will be made available for reimbursement of health-related costs.

Vision Plan	Eligible to sign up during annual open enrollment as a retiree.
Insurances (Other Than Health Care)
Accidental Death & Dismemberment	Company-paid coverage of $25,000; ceases at age 65.
Basic Life Insurance	Company-paid life insurance will continue at $25,000.
Optional Life Insurance	Current level of coverage (5x) may be continued in retirement.
Disability Plan	Coverage ends.
Optional Accident Insurance	Not currently enrolled.
Spouse Life Insurance	Not currently enrolled.
Dependent Life Insurance	Not currently enrolled.
Pension / Savings Plans
Benefit Equalization Plan (on SSIP match)
BEP accrued prior to 12/31/2004 is distributed as soon as practicable after the separation from employment. The BEP accrued after 12/31/2004 will be distributed no earlier than the first day of the seventh month following separation, due to IRC 409A.

Executive Retirement Benefits (ESAP/SERP/SRP)
Non-qualified benefits will be distributed no earlier than the first day of the seventh month following separation, due to IRC 409A. Please note that non-qualified benefits are subject to FICA/Medicare tax liability. This is a one-time tax that is due in the year of retirement. The tax is paid by the Company and then recovered by withholding the full amount from your 7th month pension check, which contains 6 months of retroactive non-qualified pension payments.

General Retirement Plan (GRP)	See retirement estimate. If electing annuity - first payment occurs approximately 6 weeks after commencement date, then first of month thereafter.
Savings and Stock Investment Plan	For distribution or management of SSIP assets: www.myfordbenefits.com; or call Executive Personnel at (313) 322-9453.
Vehicle Programs
Vehicles	• Eligible for two executive vehicles but responsible for fuel. • Eligible for up to two lease vehicles.

Miscellaneous Items
Vacation	2020 earned, unused vacation will be paid with last paycheck.
Outplacement Services	Company paid outplacement services for 12 months, beginning February 2020.

Waiver: The above terms are conditional upon receipt of signed Executive Separation Waiver and Release Agreement.

This statement is intended to be a convenient summary of your status under various plans of the Company, and is not intended to describe the terms and conditions of the plans, policies or awards. Any benefit calculations are subject to corrections for errors in the record or otherwise. Any discrepancy between this document and the terms and conditions of Company plans, policies or awards will be governed by the terms and conditions of the plans, policies or awards. This document is not a promise or guarantee as to the type or amount of benefit that may be payable in particular circumstances. The Company reserves the right to end, suspend, or amend the Plans at any time, in whole or in part, at its sole discretion. Amendments may also be made to comply with the applicable statutes and regulations. In addition, certain benefits are subject to "earning-out" or performance conditions, as provided in the related plans or award terms and conditions. Determination as to eligibility or benefit amount under the plans, policies or awards is made by the appropriate committee or personnel activity at the time benefits may be payable, and is governed by the detailed provisions of the plans, policies or awards.

EXHIBIT B
SECOND RELEASE OF CLAIMS
I, Joe Hinrichs, hereby agree as follows:

(A)
In consideration of the benefits described in Section 2 of the Executive Waiver and Release Agreement (the “Agreement”), I unconditionally and irrevocably waive, abandon and release any and all rights or claims of any kind (including all claims that relate to my employment or termination of employment) that I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, its affiliates or subsidiaries, respective officers, directors, board members, agents or employees, and the employee benefit plans sponsored by the Company, and their fiduciaries (the “Released Entities”).

Furthermore, I represent that (a) I have not sustained any injuries during the time of my employment which are compensable as part of a workers’ compensation claim; and (b) as of the date of my execution of this Agreement, I am not aware of any non-compliance by the Released Entities with, or their potential violation of, any federal or state statute, regulation, other administrative guidance, or common law doctrine, including but not limited to non-compliance or potential violation of any statute, regulation, guidance, or common law doctrine regarding discrimination on the basis of age, sex, race, national origin, religion, or other protected status. I understand that the Company has relied on these material representations in determining the amount of the benefits described in the Agreement and in deciding to enter into the Agreement. Except as provided in Section B below, I agree not to start any proceedings of any kind against the Released Entities relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

•
Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Federal Rehabilitation Act of 1973, which prohibits discrimination in employment on the basis of handicap; the Americans with Disabilities Act, which prohibits discrimination in employment on account of disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

•
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, as amended, which among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

•
Any other laws, such as any federal, state or local laws or regulations, or any common law doctrines related in any way to employment, employment discrimination, or workers compensation benefits, any federal, state or local law enforcing employment contracts, either express or implied or requiring an employer to deal with employees fairly and in good faith, and any other federal, state, or local laws providing recourse for alleged defamation, slander, libel, fraud, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional infliction of emotional distress.

(B)
I do not waive or release any rights or claims I may have that arise solely from actions taken after this Second Release of Claims (“Release”) is signed or any rights or claims that are not permitted by law to be waived or released, such as workers’ compensation claims. I also do not waive and release any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to my separation date. Rights or claims that the Company or the Released Entities may have against me also survive. Nothing in this Release or the Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency. I also understand that nothing in this Release or the Agreement or any other agreement or document prohibits me from voluntarily communicating, without notice to or approval by the Company or Released Entities, with any federal government agency about a potential violation of a federal law or regulation. However, to the extent an action or proceeding may be brought by any federal government agency with respect to any alleged acts or omissions prior to my execution of this Release, I expressly acknowledge and agree that I have relinquished any entitlement to, and will not accept, any form of monetary damages or any other form of relief in connection with any such action or proceeding.

(C)
I specifically acknowledge and agree that this Release incorporates all terms and conditions provided under the Agreement, including, but not limited to, Section 13 (Dispute Resolution and Class Action Waiver) of the Agreement. I specifically acknowledge and agree that all representations and warranties I made under the Agreement remain accurate and are in full force.

(D)
By execution of this Release, I specifically acknowledge and agree that I was allowed a period of at least twenty-one (21) calendar days to consider this Release. I further acknowledge that I have a period of seven (7) calendar days after the execution of this Release to revoke the same. I agree that, should I choose to revoke this Release, I must deliver a written notice of revocation to Kiersten Robinson, Chief Human Resources Officer.

This Release will become effective once the Release is fully executed by both parties, the revocation period has expired, and provided I have not revoked the Release. If I do not execute the Release or if I revoke the Release, I shall forfeit any unpaid consideration described in Section 2 of the Agreement, and shall be obligated to repay any paid consideration described in Section 2 of the Agreement. I understand that my employment at Ford will end upon my Separation Date and the Agreement will remain in effect, whether or not I choose to sign and not revoke this Release.

(E)	I acknowledge that:

•	I have carefully read this Release and have had a reasonable period of time in which to consider the Release;

•
I fully understand what the Release means, and I am entering into it voluntarily, of my own free will, without coercion or duress, and with the full understanding of the significance and binding effect of this Release;

•	I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Release and the Company strongly recommends I do so;

•
I am receiving valuable consideration in exchange for my execution of this Release in the form of the consideration described herein that exceed the consideration I would be entitled to if I quit and did not execute this Release; and

•
I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Release except for those terms set forth in this Release and the Agreement.

PLEASE READ THIS RELEASE CAREFULLY. IT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, I voluntarily agree to the terms and conditions of this Second Release of Claims.

By:	/s/ Joseph R. Hinrichs	3/2/2020
	Joseph R. Hinrichs	Date

Ford Motor Company:

By:	/s/ Kiersten K. Robinson	3/4/2020
	Kiersten K. Robinson	Date
Title:	Chief Human Resources Officer